Exhibit 99

For Immediate Release	Contact information:
Monday, April 28, 2003	Roberto R. Thomae, CFO
(210) 496-5300, x. 214 / bthomae@txco.com

TXCO to Webcast IPAA Investment Symposium Presentation

       SAN ANTONIO - April 28, 2003 - The Exploration Company (NASDAQ: TXCO) will webcast its investor update set for the 2003 Independent Petroleum Association of America Oil & Gas Investment Symposium (OGIS) in New York.

       James E. Sigmon, president and CEO, and Roberto R. Thomae, vice president of finance and CFO, will highlight TXCO's 2003 drilling plans in the Maverick Basin and its growth strategy to a number of institutional investors and sell-side analysts. The 20-minute webcast is scheduled to start at 3:45 p.m., EDT, Tuesday, April 29. Links to the live presentation and a replay will be available on the Company's web site at www.txco.com IPAA's 9th annual OGIS, hosted at the Sheraton New York Hotel and Towers, features oil service companies, private capital providers and leading exploration and production companies during its three-day session.

About The Exploration Company

       The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to acquire undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market(sm) under the symbol "TXCO." For more information, visit the Company's web site at www.txco.com.

Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to presentation times, acquisition and development of mineral interests or drilling locations. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended December 31, 2002. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge, upon request from the Company.